Exhibit 10.23
December 10, 2008
Dear Mr. Miles,
     This amendment (this “Amendment”) to the letter agreement between NuVasive and you dated August 5, 2008 (the “Original Agreement”, together with this Amendment, the “Agreement”) confirms the material compensation terms of your continued employment with NuVasive. Except as otherwise defined herein, defined terms used herein have the meanings set forth in the Appendix of Defined Terms attached to the Original Agreement. The terms of the Original Agreement are modified as follows:
1.	A performance bonus, if any, that is payable to you shall be paid no later than March 15th of the year following the calendar year in which it is earned.

2.	The definition of Severance Benefit is amended and restated in its entirety by the following:
     “‘Severance Benefit’ is equal to the following: (1) upon an Involuntary Termination prior to a Change of Control, Severance Benefit is equal to 100% of Compensation; (2) upon an Involuntary Termination within 12 months following a Change of Control, Severance Benefit is equal to 150% of Compensation; or (3) upon an Involuntary Termination more than 12 months following a Change of Control, Severance Benefit is equal to 100% of Compensation. Such amount shall be due and payable immediately upon any such termination and upon the condition that you execute NuVasive’s standard form of release of claims and that such release of claims becomes effective in accordance with its terms on or prior to the 45th day following such termination.”
     No other amendments to the Original Agreement are contemplated by this Amendment and all remaining terms set forth in the Original Agreement shall remain in full force and effect. We look forward to your continued success with NuVasive.
Truly Yours,

NUVASIVE, INC.

/s/ Alexis V. Lukianov Alexis V. Lukianov	/s/ Eileen M. More Eileen M. More
I have read and accept the terms of this letter.

/s/ Patrick Miles Patrick Miles